Exhibit 99.1

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION 2014 STOCK OPTION PLAN

SMIC hereby establishes this Plan to be known as the “SMIC 2014 Stock Option Plan” as a component of its Global Equity Program.  The Plan shall become effective in accordance with Section 4 hereof.  Capitalized terms that are not otherwise defined in the text of this Plan are defined in Section 2 below.

1.                                      Purposes

The purposes of the Plan are to attract, retain and motivate employees and directors of, and other service providers to, the Company; to provide a means of compensating them through the grant of Stock Options for their contributions to the growth and profits of the Company; and to allow such employees, directors and service providers to participate in such growth and profitability.

2.                                      Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3(d).

“ADS” means an SMIC American Depositary Share, each of which represents fifty (50) Common Shares.

“Annual Meeting” means an annual general meeting of the SMIC shareholders.

“Award Document” means a written document approved in accordance with Section 7 hereof which sets forth the terms and conditions of a grant of a Stock Option to a Participant.  An Award Document may be in the form of (i) an agreement between the Company and a Participant which is executed by an officer on behalf of the Company and is signed by the Participant or (ii) a certificate issued by the Company which is executed by an officer on behalf of the Company but does not require the signature of the Participant.  An Award Document may be in written, electronic or other form that the Committee determines is sufficient to memorialize the terms and conditions of the applicable Stock Option.

“Board” means the Board of Directors of SMIC.

“Business Day” means a day on which the applicable exchange is open for trading of securities.

“Cause” means the termination of a Participant’s employment with the Company as a consequence of “cause,” as such term or any similar term is defined in any employment agreement between the Company and the Participant or, if there is no such employment agreement in effect at the time of the Participant’s termination of employment:

(i)                                     the failure or refusal of the Participant to substantially perform the duties required of him or her as an employee of, or service provider to, the Company;

(ii)                                  any material violation by the Participant of any law or regulation applicable to any business of the Company, or the Participant’s conviction of, or a plea of nolo contendere to, a felony, or any perpetration by the Participant of a common law fraud against the Company; or

(iii)                               any other misconduct by the Participant that is materially injurious to the financial condition, business or reputation of the Company.

“Change in Control” shall mean any of the following:

(i)                                     the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the then outstanding shares of SMIC entitled to vote in the election of the directors of the Board, but shall not include any such acquisition by any employee benefit plan of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan;

(ii)                                  consummation after approval by the shareholders of either (A) a plan of complete liquidation or dissolution of SMIC or (B) a merger, amalgamation or consolidation of SMIC with any other corporation, the issuance of voting securities of SMIC in connection with a merger, amalgamation or consolidation of SMIC or sale or other disposition of all or substantially all of the assets of SMIC or the acquisition of assets of another corporation (each, a “Business Combination”), unless, in each case of a Business Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Shares outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding Common Shares and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of SMIC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Shares;

(iii)                               the individuals who, as of the effective date of the Plan, constitute the Board, and subsequently elected directors of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board), cease for any reason to constitute at least a majority of such Board; or

(iv)                              any change in control as defined in the Hong Kong Code on Takeovers and Mergers.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.

“Common Shares” means ordinary shares in the capital of SMIC, par value US$0.0004.

“Company” means, individually and collectively, SMIC and its Subsidiaries.

“Director Option” means a Non-Qualified Stock Option granted to a Non-Employee Director.

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Stock Options under the Plan.

“ESPP” means the SMIC Employee Stock Purchase Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

“Fair Market Value” of (i) a Common Share means the higher of (A) the closing price of the Common Shares on the Hong Kong Exchange (as stated in its daily quotations sheet) on the applicable date of grant (which must be a Business Day) and (B) the average closing price of the Common Shares on the Hong Kong Exchange (as stated in the relevant daily quotations sheets of the Hong Kong Exchange) for the five Business Days immediately preceding the date of grant, subject to such changes from time to time to applicable HK Listing Rules, as determined by the Committee and (ii) an ADS means the higher of (A) the closing price of the ADSs on the NYSE on the applicable date of grant and (B) the average closing price of the ADSs on the NYSE for the five Business Days immediately preceding the date of grant.  Notwithstanding the foregoing, the Fair Market Value of Plan Shares for purposes of grants of Incentive Stock Options and options subject to Section 409A of the Code shall be determined in compliance with applicable provisions of the Code.

“Global Equity Program” means collectively this Plan, the SMIC Equity Incentive Plan and the SMIC Employee Stock Purchase Plan.

“HK Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited as amended from time to time.

“Hong Kong Exchange” means The Stock Exchange of Hong Kong Limited.

“Incentive Stock Option” means a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Document.

“Non-Employee Director” means a member of the Board who is not then an officer or employee of the Company.

“Non-Qualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

“NYSE” means the New York Stock Exchange, Inc.

“Participant” means an Eligible Individual to whom a Stock Option has been granted under the Plan.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) SMIC or any Subsidiary thereof; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) an entity owned, directly or indirectly, by the shareholders in substantially the same proportions as their ownership of stock of SMIC.

“Plan” means this SMIC 2014 Stock Option Plan.

“Plan Shares” means, as applicable, the Common Shares or ADSs.

“Purchase Right” has the same meaning given to it under the ESPP.

“SMIC” means Semiconductor Manufacturing International Corporation, a limited liability company incorporated under the laws of the Cayman Islands, and any successor thereto.

“SMIC Employee Stock Purchase Plan” means the Semiconductor Manufacturing International Corporation 2014 Employee Stock Purchase Plan, as amended from time to time.

“SMIC Equity Incentive Plan” means the Semiconductor Manufacturing International Corporation 2014 Equity Incentive Plan, as amended from time to time.

“Stock Option” means a right granted to an Eligible Individual pursuant to this Plan to purchase Plan Shares, which Stock Option may be an Incentive Stock Option, a Non-Qualified Stock Option or a Director Option.

“Subsidiary” means (i) a corporation or other entity with respect to which SMIC, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, (ii) any other corporation or other entity in which SMIC, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan and (iii) any successor to any such entity that satisfies the requirements of clause (i) or (ii) hereof; provided, however, that for purposes of any grant of Incentive Stock Options and options subject to Section 409A of the Code, a Subsidiary shall be defined in accordance with the applicable provisions of the Code.

3.                                      Administration of the Plan

(a)                                 Power and Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

(i)                                     to select Participants from the Eligible Individuals;

(ii)                                  to grant Stock Options in accordance with the Plan and to issue Plan Shares;

(iii)                               to determine the number of Plan Shares subject to each Stock Option;

(iv)                              to determine the terms and conditions of each Stock Option, other than the terms and conditions that are expressly required by the Plan;

(v)                                 to specify and approve the provisions of the Award Document;

(vi)                              to construe and interpret any Award Document;

(vii)                           to prescribe, amend and rescind rules and procedures relating to the Plan;

(viii)                        to vary the terms of Stock Options to take account of tax, securities law and other regulatory requirements of the various jurisdictions applicable to Participants;

(ix)                              to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom; and

(x)                                 to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b)                                 Plan Construction and Interpretation.  The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.  Except as expressly provided herein, in the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern, and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(c)                                  Determinations of Committee Final and Binding.  All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)                                 Delegation of Authority.  The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to grant Stock Options to Eligible Individuals who are executive officers of the Company or who are delegated authority by the Committee hereunder or (ii) under Sections 3(b) and 9(a), (e) and (f) of the Plan.  Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter.  Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator.  At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee.  Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(e)                                  Limitation on Liability of the Committee.  No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in SMIC’s Articles of Association as they may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.  The provisions of this Section 3(e) shall apply to the Committee and to each Administrator designated by the Committee.

(f)                                   Action by the Board.  Anything in the Plan to the contrary notwithstanding:

(i)                                     The Board shall exercise all authority and responsibility with respect to Director Options unless otherwise required by HK Listing Rules.

(ii)                                  Any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee, may alternatively be exercised by the Board, unless such exercise of authority by the Board would contravene applicable law or the rules of the principal exchange on which the Common Shares or ADS, as applicable, are then listed for trading.

4.                                     Effective Date and Term

(a)                                  The Plan shall become effective on the date on which the latest of the following events shall occur (the “Effective Date”):

(i)                                    approval by the Board;

(ii)                                 approval by the shareholders of SMIC at a general meeting; and

(iii)                              registration of the Plan with the PRC State Administration of Foreign Exchange.

(b)                                The term of the Plan shall be for a period of ten years commencing on the Effective Date, without prejudice to the continuing application of the Plan to any Stock Option granted during the above term but remaining outstanding after the expiry of the above term.

5.                                      Common Shares Subject to the Plan

(a)                                 Global Limit.  The number of Common Shares that may be issued pursuant to this Plan and the ESPP (the “Global Limit”) shall not, in aggregate, exceed 10% of the issued Common Shares as at the date of approval of this Plan, being  3,207,377,124 Common

Shares.  If Stock Options and Purchase Rights granted respectively under this Plan and the ESPP exceed this limit, the Company may seek shareholders’ approval in order to refresh such limit, subject to the thirty percent (30%) limit described herein.  In no event may the number of Common Shares that may be issued pursuant to any outstanding Stock Option granted under this Plan or other stock option plan of the Company or any outstanding Purchase Right granted under the ESPP or any other employee stock purchase plan of the Company exceed, in the aggregate, thirty percent (30%) of the issued and outstanding Common Shares in issuance from time to time, subject to such changes with respect to such thirty percent (30%) limit that may apply from time to time under applicable HK Listing Rules, as determined by the Committee. No more than 3,207,377,124 Common Shares shall be issued pursuant to the exercise of Incentive Stock Options.

(b)                                 Lapsed, Returned Awards.  Plan Shares subject to Stock Options, will again be available for grant and issuance in connection with subsequent Stock Options under this Plan to the extent such Plan Shares are subject to Stock Options that have lapsed without such Plan Shares being issued.

(c)                                  Application to ADSs.  For purposes of calculating the number of Common Shares issued under the Global Limit (and for purposes of calculating any other limit set forth herein), the issuance of an ADS shall be deemed to be equal to a number of Common Shares determined by multiplying (i) the number of ADSs issued under the Global Limit by (ii) the ADS Multiplier.  For purposes of the previous sentence, “ADS Multiplier” means the number of Common Shares corresponding to one (1) ADS.

(d)                                 Individual Limit.  The total number of Common Shares underlying Stock Options granted by the Company pursuant to this Plan or any other stock option plan of the Company to, and the total number of Common Shares that may be purchased under one or more Purchase Rights granted under the ESPP or any other employee stock purchase plan of the Company by, a Participant (including both exercised and outstanding Stock Options) in any twelve-month period may not exceed at any time one percent (1%) (or 0.1% in the case of an “independent non-executive director” (as that term is used in the HK Listing Rules) of the then issued and outstanding Common Shares subject to such changes from time to time to applicable HK Listing Rules, as determined by the Committee.

6.                                      Eligible Individuals

Stock Options may be granted by the Committee to Eligible Individuals who are employees, officers or other service providers of the Company located in China, the United States or elsewhere, or to a trust established in connection with any employee benefit plan of the Company (including the Plan) for the benefit of any of the foregoing; provided, however, that Incentive Stock Options may be granted only to employees of the Company.  An individual’s status as an Administrator will not affect his or her eligibility to participate in the Plan.  Director Options may also be granted to Non-Employee Directors in accordance with Section 8 below.

7.                                      Terms of Stock Options Generally

(a)                                  Grant.  A Stock Option shall entitle the Participant to whom the Stock Option was granted to purchase a specified number of Plan Shares during a specified period at a price that is determined in accordance with Section 7(c) below.  The terms and provisions of Stock Options shall be set forth in a written Award Document approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of grant.  Each Stock Option granted under this Plan will identify the Stock Option as an Incentive Stock Option or a Non-Qualified Stock Option.  The terms of Stock Options may vary among Participants, and the Plan does not impose upon the Committee any requirement to grant Stock Options subject to uniform terms.  Accordingly, the terms of individual Award Documents may vary between and among Participants.

(b)                                  Vesting.  Unless otherwise specified in the applicable Award Document, a Stock Option shall become vested upon the occurrence of applicable vesting dates or the attainment of specified performance goals over a period of time determined by the Committee and set forth in the applicable Award Document.  Notwithstanding the foregoing, the Company may allow a Participant to exercise a Stock Option prior to vesting, subject to the applicable Participant’s agreement to appropriate repurchase and other rights of the Company.  In addition, the Committee may accelerate (i) the vesting of a Stock Option or (ii) the date on which any Stock Option first becomes exercisable, and, further, may extend the period during which a Stock Option remains exercisable (except that no Stock Options may be exercised after the tenth anniversary of the date of grant thereof subject to such changes from time to time to applicable HK Listing Rules, as determined by the Committee).

(c)                                   Exercise Price.  The exercise price per Plan Share purchasable under a Stock Option shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant, but in no event shall be less than the Fair Market Value of a Plan Share on the date such Stock Option is granted.  Except as provided in Section 5 above, the exercise price per Plan Share applicable to a Stock Option may not be reduced, including by means of amendment, cancellation or the replacement of such Stock Option with a subsequently awarded Stock Option, unless such reduction is approved by the shareholders of SMIC in accordance with, and in compliance with, applicable law.

(d)                                 Term.  The term of each Stock Option shall not exceed ten years from the date of grant subject to such changes from time to time to applicable HK Listing Rules, as determined by the Committee.

(e)                                  Method of Exercise.  In accordance with the rules and procedures established by the Committee for this purpose, and subject to the provisions of the applicable Award Document, the exercise price of a Stock Option may be paid:

(i)                                    in cash or previously owned Plan Shares or a combination thereof (as may be determined by the Committee from time to time); or

(ii)                                 in whole or in part through the withholding of Plan Shares subject to the Stock Option with a market value equal to the aggregate exercise price of the portion of the Stock Option subject to exercise, if (1) the applicable Award Document so provides, and (2) arrangements have been made for the paying up in full at the par value of the Plan Shares to be issued.

Where the exercise price of a Stock Option has been paid in cash by way of a payroll deduction, such deduction shall only be made after any payroll deductions for taxes and contributions in respect of an employee’s retirement and welfare benefit plans. In accordance with the rules and procedures established by the Committee for this purpose, the Stock Option may also be exercised through a “cashless exercise” procedure, approved by the Committee, involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the Plan Shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and to satisfy withholding tax obligations related to the Stock Option. For the avoidance of doubt, where there has been a payment of the exercise price of a Stock Option in previously owned Plan Shares, such payment shall not give rise to any obligation on the Company to repurchase the Plan Shares.

(f)                                   Limitations on Incentive Stock Options.  With respect to Incentive Stock Options, to the extent that the aggregate Fair Market Value of the Plan Shares with respect to which such Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company) exceeds one hundred thousand dollars ($100,000), such Stock Options will be treated as Non-Qualified Stock Options. For purposes of this Section 7(g), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Plan Shares will be determined as of the time the Stock Option with respect to such Plan Shares is granted.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Plan Shares permitted to be subject to Incentive Stock Options, such different limit will be automatically incorporated herein and will apply to any Stock Options granted after the effective date of such amendment.  Notwithstanding any other provision in this Plan, no term of this Plan relating to Incentive Stock Options will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any Incentive Stock Options under Section 422 of the Code.

(g)                                 Termination of Employment.  The Committee shall include terms in the Award Document to govern the effect that termination of a Participant’s employment with the Company shall have on the Stock Option, subject to the following:

(i)                                     Term.  In no event shall any Stock Option be exercised on or after the end of the applicable term of the Stock Option.

(ii)                                  Termination for Cause.  In the event that a Participant’s employment or service with the Company is terminated for Cause, all Stock Options, whether or not then vested, shall lapse and be immediately forfeited.

(iii)                               Divestiture of Subsidiary, Division or Operating Unit.  The sale or other divestiture of a Subsidiary, division or operating unit of the Company shall, for all purposes of the Plan, be treated as a termination of employment with respect to Stock Options held by the Participants employed by such Subsidiary, division or operating unit.

(iv)                              Service Providers Other Than Employees.  When a Stock Option is granted to a service provider to the Company who is not an employee, reference in the Plan and the Award Document to “termination of employment” or similar terms shall be deemed to refer to termination of such service relationship as determined by the Committee.

(v)                                 Conversion of Incentive Stock Option.  The Committee may permit any Incentive Stock Option to convert into a Non-Qualified Stock Option as of a Participant’s termination of employment for purposes of providing such Participant with the benefit of any extended exercise period applicable to Non-Qualified Stock Options.

8.                                      Director Options

(a)                                 Grants of Director Options.

(i)                                     Discretionary Grants.  Subject to Section 8(a)(ii) below, a Director Option shall entitle the Non-Employee Director to whom the Director Option was granted to purchase a specified number of Plan Shares during a specified period at a price that is determined in accordance with Section 8(b) below.  The terms and provisions of Director Options shall be set forth in a written Award Document approved by the Board and delivered or made available to the Non-Employee Director as soon as practicable following the date of grant.  The terms of Director Options may vary among Non-Employee Directors, and the Plan does not impose upon the Board any requirement to grant Director Options subject to uniform terms.  Accordingly, the terms of individual Award Documents may vary between and among Non-Employee Directors.

(ii)                                  Hong Kong Black-Out Period.  Notwithstanding anything contained in the Plan or in any Award Document to the contrary, if the grant of any Director Options would be prohibited due to the laws of Hong Kong that prohibit any dealings during the period commencing one month immediately prior to the earlier of (a) the date of the meeting of the Board for the approval of the Company’s quarterly, interim or annual results and (b) the deadline under the HK Listing Rules to announce its quarterly, interim or annual results, and ending on the date of the results announcement (the “Hong Kong Black-Out Period”), subject to such changes from time to time to applicable HK Listing Rules, as determined by the Committee, the date of grant of such Director Options shall be a day determined in accordance with the terms of the Company’s Insider Trading Compliance Program and applicable rules, laws and regulations.

(b)                                 Terms and Conditions of Director Options

(i)                                     Exercise Price.  The exercise price per Plan Share subject to each Director Option provided for in this Section 8 shall be the Fair Market Value on the relevant date of grant.

(ii)                                  Option Term.  Each Director Option shall expire on the tenth anniversary of the date of grant, subject to earlier expiration as provided herein.

(iii)                               Vesting.  Subject to the terms and conditions in Section 8(a)(ii) above, a Director Option shall become vested upon the occurrence of applicable vesting dates as set forth in the applicable Award Document; provided that, the Non-Employee Director has remained in service as a director through the vesting date.  In addition, the Board may accelerate (i) the vesting of a Director Option or (ii) the date on which any Director Option first becomes exercisable, and, further, may extend the period during which a Director Option remains exercisable (except that no Director Options may be exercised after the tenth anniversary of the date of grant thereof).

(iv)                              Exercise Following Termination of Service.  Following termination of a Non-Employee Director’s service on the Board, the former Non-Employee Director (or the former Non-Employee Director’s estate, personal representative or beneficiary, as the case may be) shall have the right, subject to the other terms and conditions hereof, to exercise all Director Options that had vested as of the date of termination of service with the Board during the 120 day period following such termination of service.  Unless the Board determines otherwise, the unvested portion of a Director Option shall be forfeited in full if the director’s service with the Board ends for any reason prior to the applicable vesting date.

9.                                      Certain Restrictions

(a)                                 Transfers.  Unless the Committee determines otherwise, no Stock Option shall be transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, that the Committee may, in its discretion and subject to such terms and conditions as it shall specify, permit the transfer of a Stock Option for no consideration to a Participant’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”).  Any Stock Option transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)                                 Stock Option Exercisable Only by Participant.  During the lifetime of a Participant, Stock Option shall be exercisable only by Participant or by a Permitted Transferee to whom such Stock Option has been transferred in accordance with Section 9(a).  The grant of a Stock Option shall impose no obligation on a Participant to exercise or settle the Stock Option.

(c)                                  Lock-up Periods.  Each Participant shall agree to be bound by the applicable terms of any lock-up agreement between the Company and any underwriter that restricts or prohibits transactions in Plan Shares for any period of time.

(d)                                 Authority of the Company and Shareholders.  The existence of the Plan, the Award Documents and the Stock Options granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Shares or the rights thereof or which are convertible into or exchangeable for Common Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(e)                                  Change in Control.  Subject to paragraph 11(b) and applicable laws and regulations, the Committee may specify at or after the date of grant of a Stock Option the effect that a Change in Control will have on such Stock Option.  Such Committee discretion may include one or more of the following:  (i) shortening the period during which Stock Options are exercisable (provided they remain exercisable for at least thirty days after the date notice of such shortening is given to the Participants); (ii) accelerating any vesting schedule to which a Stock Option is subject or waive, in whole or in part, any performance conditions to such vesting; (iii) arranging to have the surviving or successor entity or any parent entity thereof assume the Stock Options or grant replacement Stock Options with appropriate adjustments in the option prices, option consideration, payment terms and number and kind of securities issuable upon exercise or payment; (iv) adjusting Stock Options or their replacements so that such Stock Options are in respect of the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of such transaction with respect to or in exchange for the number of Plan Shares purchasable and receivable upon exercise or settlement of the Stock Options had such exercise or settlement occurred in full prior to such transaction; or (v) canceling Stock Options upon payment to the Participant in cash of an amount that is the equivalent of the excess of the market value of the Plan Shares deliverable in settlement of such Stock Option less any exercise or purchase price applicable thereto.  The Committee may provide for one or more of the foregoing alternatives in any particular Award Document or reserve the discretion to make such determination at any time prior to the occurrence of the Change in Control.  The Committee may, in contemplation of a Change in Control, accelerate the vesting, exercisability or payment of Stock Options to a date prior to the Change in Control, if the Committee determines that such action is necessary or advisable to allow Participants to realize fully the value of their Stock Options in connection with such Change in Control.  Unless the Committee determines otherwise, in the event of a Change in Control that is a complete liquidation or dissolution of SMIC, all Stock Options outstanding at the time of such Change in Control shall terminate without further action by any person.

(f)                                   Change in Capitalization.  The number and kind of Plan Shares authorized for issuance under the various limits set forth in the Plan shall be equitably adjusted by the Committee in the event of a capitalization issue, rights issue, sub-division or consolidation of shares or reduction of capital in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.  In addition, upon the occurrence of any of the foregoing events, the number of outstanding Stock Options and the number and kind of shares subject to any outstanding Stock Option and the purchase price per share under any outstanding Stock Option shall be equitably adjusted (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants granted Stock Options (so that Participants shall receive the same proportion of the equity capital of SMIC to which they were previously entitled).  Such adjustments shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final.  Unless otherwise determined by the Committee, such adjusted Stock Options shall be subject to the same vesting schedule and restrictions to which the underlying Stock Option is subject.

10.                               Amendments, Termination and Registration

The Board may at any time and from time to time alter, amend, suspend, terminate or amend the Plan in whole or in part; provided, however, that alterations or amendments to the terms and conditions of the Plan which are of a material nature, or any change to the terms of Stock Options granted must be approved by the shareholders of the Company, unless such alteration or amendment takes effect automatically under the terms of the Plan.  For the avoidance of doubt, any alteration or amendment pursuant to the exercise of any authority granted under the Plan shall be deemed to take effect automatically under the terms of the Plan.  Any alteration or amendment to the Plan must be in accordance with the requirements of the HK Listing Rules or permitted by the Hong Kong Exchange.  Each Participant shall use their best efforts to provide all cooperation for such filing and registration. If the Plan is terminated by the Board prior to the tenth anniversary of the Effective Date (as defined in Section 4 above), no further Stock Options may be offered but, unless otherwise stated in the Plan, Stock Options granted before such termination shall remain outstanding and continue to vest and become exercisable in accordance with, and subject to, the terms of the Plan.

11.                               Miscellaneous

(a)                                  A Plan Share allotted upon the exercise of a Stock Option shall not carry voting rights until completion of the registration of the Participant as the holder thereof.  If under the terms of a resolution passed or an announcement made by SMIC a dividend is to be or is proposed to be paid to holders of Plan Shares on the register on a date prior to the date of allotment for any Plan Shares issued upon the effective exercise of a Stock Option, the Plan Shares to be issued upon such exercise will not rank for such dividend.  Except as mentioned in this Section 11(a), Plan Shares allotted upon the exercise of a Stock Option shall rank pari passu (including, but not limited to, with respect to voting, dividend and transfer rights and rights arising upon a liquidation) in all respects with the Plan Shares in issue on the date of such allotment and will be subject to all the provisions of the Articles of Association of SMIC for the time being in force.

(b)                                  In the case of a Change in Control, Stock Options granted but not exercised may not be cancelled unless an offer or proposal in respect of the Stock Options has, where applicable, been made pursuant to Rule 13 of The Hong Kong Code on Takeovers and Mergers and the Hong Kong Securities and Futures Commission has consented to such cancellation.

(c)                                  Taxes and Other Withholding.  The Company may require any individual entitled to exercise a Stock Option to remit to the Company, prior to such exercise, an amount in cash or in previously owned Plan Shares, or a combination thereof, and, if the applicable Award Document so provides, in whole or in part through the withholding of Plan Shares subject to the Stock Option with a market value sufficient to satisfy any national, state or local tax withholding requirements.  The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with any Stock Option any national, state or local taxes required to be withheld with respect to such payments.

(d)                                 No Right to Grants or Employment.  No Eligible Individual or Participant shall have any claim or right to receive grants of Stock Options under the Plan.  Nothing in the Plan or in any Stock Option or Award Document shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time, with or without cause.  Nothing in the Plan or in any Award Document shall be deemed as conferring upon a service provider to the Company the status of employee.

(e)                                  Other Compensation.  Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs.

(f)                                   Other Employee Benefit Plans.  Payments received by a Participant under any Stock Option made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(g)                                 Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the payment or settlement of any Stock Option, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company.  The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Plan Shares or payments in lieu thereof with respect to awards hereunder.

(h)                                 Securities Law Restrictions.  The Committee may require each Participant purchasing or acquiring Plan Shares to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Plan Shares for investment and not with a view to the distribution thereof.  All certificates (or electronic equivalents) for Plan Shares shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Plan Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates (or electronic equivalents) to make appropriate reference to such restrictions.  A Stock Option will not be effective unless such Stock Option is in compliance with all applicable U.S. and foreign federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Stock Option and also on the date of exercise or other issuance.  Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Plan Shares prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Plan Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company will be under no obligation to register the Plan Shares with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

(i)                                    Expenses.  The costs and expenses of administering the Plan shall be borne by the Company.

(j)                                    Application of Funds.  The proceeds, if any, received from the Company from the issue of Common Shares will be used for general corporate purposes.

(k)                                 Applicable Law.  Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the Cayman Islands.

(l)                                    Awards to Individuals Subject to Non-U.S. Jurisdictions.  To the extent that Stock Options or other awards under the Plan are awarded to individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Plan Shares granted hereunder to such persons (i) to comply with the laws of such jurisdiction and (ii) to permit the grant of the Plan Shares not to be a taxable event to the Participant.  The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

Notwithstanding the foregoing, the adoption of any plan or sub-plan must be in accordance with HK Listing Rules.

(m)                             Stated Periods of Time.  Unless otherwise stated in the applicable Award Document, all periods of time under this Plan and Award Documents shall be calculated with reference to the then local time in Shanghai.  In the event that any applicable date is, or any period of days, months or years set forth in this Plan or any Award Document ends on, a date that is Saturday, Sunday or a public holiday in Shanghai, such applicable date or the end of such period shall be the first Business Day following such date.